LICENSE AGREEMENT AND CONTRACT

This  License  Agreement  (the  "Agreement")  is  made  between  Nice Goods Inc.
(referred to as "Licensee") 2700 Beverly Street, Boise, ID 83709, and Sports Tack Inc. (referred to as "Licensor") 22711 SO. Western Ave, Torrance, CA 90501. Licensor and Licensee shall be collectively referred to as "the parties" Licensor is the owner of certain proprietary rights to an invention referred to as the Quick Attachment/ Release Binding. Licensee desires to license certain rights in the invention(s). Therefore the parties agree as follows:

1)  THE  PROPERTY

The "Property" refers to the invention described in a U.S. Patent Application and is registered as Disclosure Document No. # 6024375 at the United States Patent Office in Washington D.C.

The "Property" refers to all inventions described in this document and Patent application and to all other proprietary rights, including but not limited to copyrights, trade secrets, formulas, research data, know how and Specifications related to the invention commonly known as the Quick Attachment/ Release Binding system as well as any trademark rights and associated good will. This includes all alternative embodiments list in the patent application.

2)  GRANT  OF  RIGHTS

Licensor  grants  to  licensee  an  Exclusive  License  to make use and sell the
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property  solely  in  association  with the manufacture, sale, use, promotion or distribution of  the Licensed Products. The Exclusive License covers all the two
                                            -----------------
market areas of Wakeboarding and Kiteboarding. Licensor agrees not to license any other product into the markets stated that are confusingly or substantially similar.

3)  SUBLICENSE

Licensee may sublicense the rights granted pursuant to this agreement provided, Licensor receives such revenue or royalty payment as provided in the Payment Section below.

4)  TERRITORY

The rights granted to Licensee are not limited (Global). Licensee will not make, use or sell the Licensed Products or any products, which are confusingly similar to the Licensed Products in any country and markets that are listed in the Grant of Rights outside the Territory and will not knowingly sell the Licensed Products to persons who intend to resell them in a country outside the Territory.

5)  TERM

This Agreement shall commence upon the latest signature date, (the "Effective Date") and shall extend to the date of September 22, 2003 (the "Initial Term").


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Following  the Initial Term, this agreement may be renewed by Licensor under the same terms and conditions for up to four consecutive two-year periods. (The "Renewal Terms") This agreement requires that Licensor provide written notice of his intention to renew this agreement within thirty day before the expiration of the current term. In no event shall the Agreement extend longer than the date of expiration of the patent listed in the definition of the Property.

This agreement shall commence upon the Effective date and shall continue as long as licensee continues to offer the licensed Product in commercially reasonable and stated minimum quantities, "9) Minimum sale requirement" for each season, or unless sooner terminated pursuant to a provision of this agreement.

6)  ROYALTIES

All royalties ("Royalties") provided for under this Agreement shall accrue when the respective items are sold, shipped, distributed, billed or paid for, whichever occurs first. Royalties shall also be paid by the Licensee to Licensor on all items, even if not billed (including, but not limited to introductory offers, samples, promotions, or distributions) to individuals or companies which are affiliated with, associated with or subsidiaries of Licensee.

7)  UNIT  SALES

Defined in sets, (1 pair) equals one unit, sold in any form with the QUICK ATTACHMENT / RELEASE BINDING.

8)  LICENSED  PRODUCT  ROYALTIES

Licensee agrees to pay Five dollars, "$5.00" for all units produced and sold through the Licensee.

9)  MINIMUM  SALE  REQUIREMENT

Licensee agrees to do the best in promoting and selling of the Product. Licensee agrees to pay Licensor a minimum for the first year of 600 units paid royalties, starting in the first Wake and Kite season ending September 22, 2002. The second season will be at least 800 units minimum ending September 22, 2003. The minimum for the option to extend the license for the season 2003 - 2004 will be set at 1000 minimum. All minimum sales will be due at the end of each season.

10)  PAYMENTS  AND  STATEMENTS  TO  LICENSOR

Within Thirty days after the end of each six months, an accurate statement of net sales of Licensed Products along with any royalty payments or sublicensing revenue due to Licensor shall be provided to Licensor, regardless of whether any Licensed Products were sold during the Royalty Period. All payments shall be paid in United States currency drawn on a United States bank.


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11)  AUDIT

Licensee shall keep accurate books of account and covering all transactions relating to the license granted in this Agreement, and Licensor or its duly authorized representatives shall have the right upon Thirty days prior written notice, and during normal business hours, to inspect and audit Licensee's records relating to the property licensed under this Agreement. Licensor shall bear the cost of such inspection and audit, unless the results indicate an underpayment greater than $3000 for any six-month period. In that case, Licensee shall promptly reimburse Licensor for all costs of the audit along with the amount due with interest on such sums. All books of account and records shall be made available in the United States and kept available for at least two years after the termination of this Agreement

12)  LATE  PAYMENT

Time is of the essence with respect to all payments to be made by Licensee under this Agreement. If Licensee is late in any payment provided for in this Agreement, Licensee shall pay interest on the payment from the date due until paid at a rate of 1.0% per month.

13)  LICENSEE  WARRANTIES

Licensee warrants that it will use its best commercial efforts to market the Licensed Products and that their sale and marketing shall be in conformance with all applicable laws and regulation, including but not limited to all intellectual property laws. Licensee will advertise and promote the Quick Attachment/ Release Binding in two Exclusive License market areas that the Grant
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of  Rights  subscribes,  Wakeboarding  and  Kiteboarding.

14)  LIMITATION  OF  LICENSOR  LIABILITY

Licensor's maximum liability to Licensee under this agreement, regardless on what basis liability is asserted, shall in no event exceed the total amount paid to Licensor under this Agreement. Licensor shall nor be liable to Licensee for any incidental, consequential, punitive or special damages.

15)  INTELLECTUAL  PROPERTY  PROTECTION

Licensor may, but is not obligated to seek, in its own name and at its own expense, appropriate patent, trademark or copyright protection for the Property.

16)  COMPLIANCE  WITH  INTELLECTUAL  PROPERTY  LAWS

The license granted in the Agreement is conditioned on Licensee's compliance with the provisions of the intellectual property laws of the United States.


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17)  INFRINGEMENT  AGAINST  THIRD  PARTIES

In the event that either party learns of imitations or infringements of the Property or Licensed Products, that party shall notify the other in writing of the infringements or imitations. Licensor shall have the right to commence lawsuits against third persons arising from infringement of the Property or Licensed Products. In the event that Licensor does not commence a lawsuit against an alleged infringer within sixty days of notification by Licensee, Licensee may terminate this agreement with-in 30 days.

18)  CONFIDENTIALITY

Therefore, the parties acknowledge that each may be furnished or have access to confidential information that relates to each other's business (the "Confidential Information"). In the event that Confidential Information is in written form, the disclosing party shall label or stamp the materials with the word "Confidential" or some similar warning. In the event that Confidential Information is transmitted orally, the disclosing party shall promptly provide a writing indicating that such oral communication constituted Confidential Information. The parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, only on a need-to-know basis.
Party, without prior written approval of the other, shall neither use or otherwise disclose to others, or permit the use by other of the Confidential Information.

19)  TERMINATION

This Agreement terminates on September 22, 2003, unless renewed by Licensor under the terms and conditions as provided in the Term Section of this Agreement.

Licensor shall have the right to terminate this Agreement for the following reasons:

(a) Licensee fails to pay Royalties when duo or fails to accurately report Net Sales, as defined in the Payment Section of this Agreement, and such failure is not cured within thirty days after written notice from the Licensor
(b)  Licensee  fails  to  introduce  the  product in a reasonable amount of time
(c) Licensee fails to maintain confidentiality regarding Licensor's trade secrets and other information
(d)  (17)  Infringement  against  Third  Parties

20)  EFFECT  OF  TERMINATION

Upon termination of this Agreement, all Royalty obligations as established in the Payments Section shall immediately become due. After the termination of this license, all rights granted to Licensee under this Agreement shall terminate and incorporates the Property. Within thirty days after termination, Licensee shall deliver to Licensor a statement indicating the number and description of the Licensed Products, which it had on hand or is in the process of manufacturing as of the termination date. Licensee may dispose of the Licensed Products covered by this Agreement for a period of Twelve months after termination or expiration.


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

Licensee shall furnish a royalty payment and statement as required under the Payment Section. Upon termination, Licensee deliver to licensor all tooling, dies, and molds used in the manufacture of the Licensed Products. Licensor shall bear the costs of the die's, tools and shipping for the tooling and molds.

21)  DISPUTE  RESOLUTION

The Parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the Parties attempting to confer and resolve the dispute in a good faith manner. If the Parties cannot resolve their dispute after conferring, either Party may require the other Parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all Parties. If the Parties cannot come to an agreement following mediation, the Parties agree to submit the matter to binding arbitration in a neutral location. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration statues.

22)  RULES  OF  THE  AMERICAN  ARBITRATION  ASSOCIATION

Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators.
Absent an agreement to the contrary, any such arbitration shall be conducted by an attorney experienced in intellectual property law. The Parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either Party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the Parties and may be confirmed in a court of competent jurisdiction including Idaho and Nevada.

23)  WAIVER
The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

24)  INVALIDITY

If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

25)  ENTIRE  UNDERSTANDING

This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

26)  ATTACHMENTS  &  EXHIBITS

The parties agree and acknowledge that all attachments, exhibits and schedules referred to in this Agreement are incorporated in this Agreement by reference.


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27)  NOTICES

Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by certified mail, or sent by facsimile transmission or overnight courier.

28)  NO  JOINT  VENTURE

Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partner or joint ventures. Neither party may create or assume any obligation on behalf of the other.

29)  ASSIGN  ABILITY

Licensee may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of Licensor. Any assignment or transfer in violation of this section shall be void.

30)  ASSISTANCE  AND  PRODUCT  CONSULTANCY

Licensor agrees to assist Licensee on the product development of the QUICK ATTACHMENT/ RELEASE BINDING and to supply Licensee with cad drawings, working prototypes, and retrofitting instructions for Licensor product. Licensor will approve and test finial production samples to assure accurate compliance.

EACH  PARTY  HAS  SIGNED  THIS  AGREEMENT THROUGH ITS AUTHORIZED REPRESENTATIVE.

The parties, having read this Agreement, indicate their consent to the terms and Conditions by their signature below.


/s/  Gary  E.  Johnson
-----------------------
Licensor Name: Sports  Tack, Inc., a Nevada Corporation
Date: 4-16-01     Effective  Date


Nice  Goods,  Inc.,  an  Idaho  Corporation
By:  /s/  Allen  Pedersen
---------------------------
It's  President
Date: 4-22-01     Effective  Date


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